Exhibit 99.1

Contact:	Darrell W. Crate
Affiliated Managers Group, Inc.
(617) 747-3300

AMG Announces Completion of $390 Million Senior Credit Facility

Boston, MA, August 27, 2004 – Affiliated Managers Group, Inc. (NYSE: AMG) announced that it has closed an amended and restated $390 million three-year senior credit facility.  The facility, which may be increased to $450 million, replaces AMG’s previous $250 million credit facility.  The new facility was syndicated among a group of lenders, including Bank of America, N.A., as Administrative Agent, JP Morgan Chase Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

“We are pleased to further enhance our financial strength and flexibility through the completion of this facility,” said Darrell W. Crate, Executive Vice President and Chief Financial Officer of AMG.  “With our strong balance sheet and this additional capacity, AMG remains well positioned to finance new investments, repay existing indebtedness, or fund share repurchases, as appropriate.”

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms.  AMG’s affiliated investment management firms managed over $100 billion in assets at June 30, 2004.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of AMG’s Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in AMG’s Form 10-K for the year ended December 31, 2003.

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For more information on Affiliated Managers Group, Inc.,

please visit AMG’s Web site at www.amg.com.